NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Carrie O'Connor
July 29, 2020	Senior Director of Communications
coconnor@fhlbi.com | 317.465.0469

Federal Home Loan Bank of Indianapolis Declares Dividends, Reports Earnings
Indianapolis, IN…Today the Board of Directors of the Federal Home Loan Bank of Indianapolis ("FHLBank Indianapolis" or "Bank") declared its second quarter 2020 dividends on Class B-1 and Class B-2 capital stock at annualized rates of 3.50% and 2.80%, respectively. The dividends will be paid in cash on July 30, 2020.

"We're pleased to be able to pay our members an attractive return and meet their liquidity needs during these uncertain times," said Cindy Konich, FHLBank Indianapolis President and CEO. "We have considerable remote capabilities, and continue to conduct business as usual and operate at full strength."

Earnings Highlights
Net income for the second quarter of 2020 was $13 million, a decrease of $22 million compared to the corresponding quarter in the prior year, primarily due to accelerated amortization of purchase premium resulting from higher prepayments on mortgage loans, net losses on trading securities1, and higher net losses on qualifying fair-value hedging relationships.2 These decreases were partially offset by additional net interest income resulting from the Bank's growth in average asset balances.
Net income for the six months ended June 30, 2020 was $43 million, a decrease of $25 million compared to the corresponding period in the prior year, substantially due to accelerated amortization of purchase premium resulting from higher prepayments on mortgage loans.
Hedging gains (losses) on qualifying fair-value hedging relationships are reported in net interest income. As a result, net interest income3 for the three and six months ended June 30, 2020 included net hedging losses of $19 million and $22 million, respectively, compared to net hedging losses for the three and six months ended June 30, 2019 of $9 million and $22 million, respectively. In general, the Bank holds the derivatives and associated hedged items to the maturity, call, or put date. As a result, we expect that nearly all of the gains and losses on these financial instruments will reverse over the remaining contractual terms of the hedged items.

1  The Bank uses U.S. Treasury securities as part of its liquidity portfolio. Such securities are classified as trading securities, on which changes in fair value are recorded in other income. Changes in the estimated fair value of the associated economic hedging instruments are also recorded in other income.
2  The Bank uses interest-rate swaps to hedge the risk of changes in the fair value of certain of its advances, available-for-sale securities and consolidated obligations. These derivatives are designated as fair-value hedges. Changes in the estimated fair value of the derivative and, to the extent these relationships qualify for hedge accounting, changes in the fair value of the hedged item that are attributable to the hedged risk are recorded in earnings.
3  FHLBank Indianapolis earns interest income on advances to and mortgage loans purchased from its Michigan and Indiana member financial institutions, as well as on long- and short-term investments. Net interest income is primarily determined by the spread between the interest earned on those assets and the interest cost of funding with consolidated obligations.

Affordable Housing Program Allocation 4
For the six months ended June 30, 2020, FHLBank Indianapolis allocated $5 million to its Affordable Housing Program ("AHP"), which provides grant funding to support housing for low- and moderate-income families in Michigan and Indiana. Full year 2020 AHP allocations will be available to the Bank's members in 2021 to help address their communities' affordable housing needs, including construction, rehabilitation, accessibility improvements and homebuyer down-payment assistance.

Balance Sheet Highlights
Total assets at June 30, 2020 were $71.1 billion, an increase of $3.6 billion, or 5%, from December 31, 2019, primarily driven by increases in advances to members.
Advances 5
Advances outstanding at June 30, 2020, at carrying value, totaled $34.8 billion, a net increase of $2.4 billion, or 7%, from December 31, 2019. Such increase included net increases in the par value of short-term advances outstanding of 4.6% and long-term advances outstanding of 5.5%.

The par value of advances to depository institutions - comprising commercial banks, savings institutions and credit unions - and insurance companies each increased by 5%. Advances to depository institutions, as a percent of total advances outstanding at par value, were 53% at June 30, 2020, while advances to insurance companies were 47%.
Mortgage Loans Held for Portfolio 6
Purchases of mortgage loans from the Bank's members for the six months ended June 30, 2020 totaled $1.0 billion. Mortgage loans held for portfolio at June 30, 2020 totaled $10.1 billion, a net decrease of $732 million, or 7%, from December 31, 2019, as principal repayments by borrowers outpaced the Bank's purchases during the period.
Liquidity Portfolio 7
The liquidity portfolio at June 30, 2020 totaled $10.8 billion, an increase of $661 million, or 7%, from December 31, 2019. Included in this portfolio are U.S. Treasury securities classified as trading securities, which decreased by $51 million, or 1%, to $5.0 billion at June 30, 2020. Cash and short-term investments increased by $712 million, or 14%, to $5.8 billion. As a result, cash and short-term investments represented 54% of the liquidity portfolio at June 30, 2020, while U.S. Treasury securities represented 46%.

4 Each year Federal Home Loan Banks ("FHLBanks") allocate to the AHP 10% of earnings, which is defined as income before assessments, plus interest expense on mandatorily redeemable capital stock.
5 Advances are secured loans that FHLBank Indianapolis provides to its member institutions.
6  FHLBank Indianapolis purchases mortgage loans from its members to support its housing mission, provide an additional source of liquidity to its members, and diversify its investments.
7 The Bank's liquidity portfolio consists of cash, interest-bearing deposits, securities purchased under agreements to resell, federal funds sold and U.S. Treasury securities.

Consolidated Obligations 8
FHLBank Indianapolis' consolidated obligations outstanding at June 30, 2020 totaled $65.2 billion, a net increase of $2.8 billion, or 5%, from December 31, 2019. Such increase supported the Bank's asset growth.
Capital 9
Total capital at June 30, 2020 was $3.3 billion, a net increase of $161 million, or 5%, from December 31, 2019. Such increase was substantially due to proceeds from the issuance of capital stock, partially offset by net unrealized losses on available-for-sale securities.
The Bank's regulatory capital-to-assets ratio10 at June 30, 2020 was 5.10%, which exceeds all applicable regulatory capital requirements.

All amounts referenced above and in the following table are unaudited. More detailed information about
FHLBank Indianapolis' financial results for the three and six months ended June 30, 2020 will be included in Management's Discussion and Analysis of Financial Condition and Results of Operations in the Bank's Quarterly Report on Form 10-Q, which we intend to file by mid-August.

8 The primary source of funds for FHLBank Indianapolis, and for the other FHLBanks, is the sale of FHLBanks' consolidated obligations in the capital markets. FHLBank Indianapolis is the primary obligor for the payment of the principal and interest on the consolidated obligations issued on its behalf; additionally, it is jointly and severally liable with each of the other FHLBanks for all of the FHLBanks' consolidated obligations outstanding.
9 FHLBank Indianapolis is a cooperative whose member financial institutions and former members own all of its capital stock as a condition of membership and to support outstanding credit products.
10 Total regulatory capital, which consists of capital stock, mandatorily redeemable capital stock and retained earnings, as a percentage of total assets.

Federal Home Loan Bank of Indianapolis
Financial Highlights (unaudited)
($ amounts in millions, as rounded)

	Three Months Ended June 30,		Six Months Ended June 30,
Condensed Statements of Income	2020	2019	2020	2019
Net interest income after provision for credit losses	$67	$60	$131	$117
Other income (loss)	(25)	3	(30)	6
Other expenses	27	24	53	47
AHP assessments	2	4	5	8
Net income	$13	$35	$43	$68

Condensed Statements of Condition	June 30, 2020	December 31, 2019
Advances	$34,848	$32,480
Mortgage loans held for portfolio, net	10,083	10,815
Cash and short-term investments	5,791	5,079
Investment securities and other assets (1)	20,348	19,137

Total assets	$71,070	$67,511

Consolidated obligations	$65,207	$62,392
MRCS	300	323
Other liabilities	2,245	1,639
Total liabilities	67,752	64,354

Capital stock (2)	2,194	1,974
Retained earnings (3)	1,128	1,115
Accumulated other comprehensive income (loss)	(4)	68
Total capital	3,318	3,157

Total liabilities and capital	$71,070	$67,511

Total regulatory capital (4)	$3,622	$3,412

Regulatory capital-to-assets ratio	5.10%	5.05%

(1) Includes trading, held-to-maturity and available-for-sale securities.
(2) Putable by members at par value.
(3) Includes restricted retained earnings at June 30, 2020 and December 31, 2019 of $260 million and $251 million, respectively.
(4)  Consists of total capital less accumulated other comprehensive income plus mandatorily redeemable capital stock.

Safe Harbor Statement

This document may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 concerning plans, objectives, goals, strategies, future events or performance. Forward-looking statements can be identified by words such as "anticipates," "intends," "plans," "seeks," "believes," "estimates," "expects" or the negative of these terms or comparable terminology. Any forward-looking statement contained in this document reflects FHLBank Indianapolis' current beliefs and expectations. Actual results or performance may differ materially from what is expressed in any forward-looking statements.
Any forward-looking statement contained in this document speaks only as of the date on which it was made. FHLBank Indianapolis undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Readers are referred to the documents filed by the Bank with the U.S. Securities and Exchange Commission, specifically reports on Form 10-K and Form 10-Q, which include factors that could cause actual results to differ from forward-looking statements. These reports are available at www.sec.gov.

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Building Partnerships. Serving Communities.
FHLBank Indianapolis is a regional bank included in the Federal Home Loan Bank System. FHLBanks are government-sponsored enterprises created by Congress to ensure access to low-cost funding for their member financial institutions, with particular attention paid to providing solutions that support the housing and small business needs of members' customers. FHLBanks are privately capitalized and funded, and receive no Congressional appropriations. FHLBank Indianapolis is owned by its Indiana and Michigan financial institution members, which include commercial banks, credit unions, insurance companies, savings institutions and community development financial institutions. For more information about FHLBank Indianapolis, visit www.fhlbi.com.